Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into on April 19, 2025, with an effective date of April 22, 2025 (the “Effective Date”), by and between the Company, as defined herein, and Kurt N. Keller (the “Executive”).

WITNESSETH:

WHEREAS, the Company has determined that it is in its best interests and those of its shareholders to retain the Executive;

WHEREAS, the Company desires to employ the Executive on the terms set forth below to provide services to the Company and its affiliated companies, and the Executive is willing to accept such employment and provide such services on the terms set forth in this Agreement; and

WHEREAS, the Company and the Executive desire to enter into this Agreement, which has been drafted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto hereby agree as follows:

1. Certain Definitions.

1.1 “Accrued Obligation” means the sum of (x) the Executive’s Annual Base Salary through the Date of Termination for periods through but not following his Separation From Service and (y) any accrued vacation pay earned by the Executive subject to any applicable Company policies on carryover of accrued vacation pay, in each case, to the extent not theretofore paid.

1.2 “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

1.3 “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

1.4 “Benefit Obligation” shall mean all benefits to which the Executive (or his designated beneficiary or legal representative, as applicable) is entitled or has become vested (or becomes entitled or vested as a result of termination) under the terms of all employee benefit and compensation plans, agreements and arrangements (collectively, “Benefit Plans”) in which the Executive is a participant as of the Date of Termination.

1.5 “Board” shall mean the Board of Directors of the Company.

1.6 “Cause” shall mean:

1.6.1 the Executive seeking federal bankruptcy protection, and, in the view of the Board such action reflects negatively upon the reputation and standing of the Company;

1.6.2 the Executive commits an action which may subject the Company to legal liability, including but not limited to commission of acts which violate: (a) the Americans with Disabilities Act of 1990, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended and including 42 U.S.C. Sec 2000(e) et seq.; (c) the Civil Rights Act of 1991; (d) The Civil Rights Acts of 1866, 1871 and 1964, as amended; (e) 42 U.S.C. Sec 1981; (f) the Age Discrimination in Employment Act of 1967, as amended; (g) the Texas Commission on Human Rights Act of 1983, as amended; or other law;

1.6.3 the Executive develops a drug or alcohol problem that the Company deems to materially affect its reputation or which the Executive fails or refuses to treat and end within a reasonable period of time upon request of the Company;

1.6.4 the continued failure of the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), which such failure continues or remains uncorrected for 30 days after a written Notice of Termination; or

1.6.5 engaging in conduct amounting to fraud, dishonesty, gross negligence, willful misconduct or conduct that is unprofessional, unethical, or detrimental to the reputation, character and standing of the Company;

1.6.6 failure to abide by the terms of this Agreement or any policy, procedure or directive of the Company as established and revised from time to time;

1.6.7 a judicial determination that Executive has engaged in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; or

1.6.8 any act, or failure to act, based upon authority given pursuant to a directive by the Company to Executive or based upon the advice of counsel for the Company (which may be counsel employed by the Company or its subsidiaries).

1.7 “Change in Control” shall be deemed to have occurred if any event set forth in any one of the following subsections shall have occurred:

1.7.1 any Person is or becomes the Beneficial Owner, directly or indirectly, of 30% or more of either (a) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Shares”) or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with the issuance of equity securities directly by the Company to such Person in a Board approved equity financing or otherwise in connection with a transaction that complies with clauses (a) and (b) of Section 1.7.3 below;

1.7.2 individuals, who, as of the commencement of the Employment Period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board (including in connection with an equity financing by the Company or in connection with preparing for a listing of the Company equity securities on a national stock exchange) shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

1.7.3 the consummation of a reorganization, merger, amalgamation, consolidation, scheme of arrangement, exchange offer or similar transaction of the Company or any of its subsidiaries or the sale, transfer or other disposition of all or substantially all of the Company’s Asset, whether through a single or series of related transactions (a “Business Combination”), unless, following such Business Combination (a) individuals and entities (which, for purposes of this Agreement, shall include, without limitation, any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity) who or which were the beneficial owners, respectively, of more than 50% of, respectively, the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or other governing body, as the case may be), of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s Assets either directly or through one or more subsidiaries or entities), as the case may be, (b) no person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, then the outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (c) at least a majority of the members of the board of directors (or other governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the approval of such Business Combination; or

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1.7.4 approval or adoption by the Board or the shareholders of the Company of a plan or proposal that would result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Company’s Assets or the dissolution of the Company.

1.8 “Company” shall mean Koil Energy Solutions, Inc., a Nevada corporation, or any successor thereto, including (but not limited to) any Entity into which Koil Energy Solutions, Inc. is merged, consolidated or amalgamated, or any Entity otherwise resulting from a Business Combination. References herein to the Company shall include its Subsidiaries, as appropriate.

1.9 “Company’s Assets” shall mean the assets (of any kind) owned by the Company, including (but not limited to) the securities of the Company’s Subsidiaries and any of the assets owned by the Company’s Subsidiaries.

1.10 “Competition” shall mean engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization engaged in designing, manufacturing, fabricating, inspecting, assembling, testing, and/or installing subsea energy distribution equipment.

1.11 “Confidential Information” shall mean the Company’s or the Company’s Affiliates’ information which is used in the Company’s business and is (a) proprietary to, about or created by the Company; (b) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company; (c) designated as Confidential Information by the Company, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to the Company; or (d) not generally known by persons or businesses outside of the Company. Such Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

1.11.1 Work Product. Means product or information resulting from or related to work or projects performed or to be performed for the Company;

1.11.2 Other Proprietary Information. Executive is aware of and acknowledges that the Company has developed special competence and knowledge in the subsea oilfield service industry and has accumulated information not generally known to others in the field which is of unique value in the conduct and growth of the Company’s business and which the Company treats as proprietary. This information includes data relating to the Company’s proprietary rights prior to any public disclosure thereof, including but not limited to the nature of the proprietary rights, production data, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

1.11.3 Third-Party Information. Confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes;

1.11.4 Business Operations. Internal personnel and financial information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting the Company’s business;

1.11.5 Marketing and Development Operations. Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Company which have been or are being discussed; and

1.11.6 Clients. Names of the Company clients and their representatives, contracts and their contents and parties, customer services, and data provided by clients.

1.12 “Date of Termination” shall mean the date of last employment for Executive as identified in the Notice of Termination which shall be in compliance with the applicable provision of Section 4 setting the minimum required notice period for termination of the Agreement by Executive or the Company.

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1.13 “Disability” shall mean the absence of Executive from performance of Executive’s duties with the Company on a substantial basis for 120 consecutive or non-consecutive calendar days or more within any 12-month period as a result of incapacity due to mental or physical illness.

1.14 “Employment Period” shall mean the period commencing on the Effective Date and ending on April 22, 2026; provided, however, that commencing on April 22, 2026, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Employment Period shall be automatically extended for an additional annual period (until the next annual anniversary of April 22 of the following year), unless, at least 90 days prior to the applicable Renewal Date, the Company or Executive shall give notice to the other that the Employment Period shall not be so extended.

1.15 “Entity” shall mean any corporation, partnership, association, joint-stock company, limited-liability company, trust, unincorporated organization or other business entity.

1.16 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.17 “Good Reason” shall mean the occurrence of any of the following:

1.17.1 except as provided herein regarding a Change in Control, the assignment to the Executive of any position, authority, duties or responsibilities that are not materially consistent with the Executive’s position (including status, offices and titles), authority, duties or responsibilities as contemplated by Section 3.1 of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company after receipt of notice thereof given by the Executive;

1.17.2 any material failure by the Company to comply with any of the material provisions of this Agreement (including, without limitation, its obligations under Section 3.1) or any other agreements between the Executive and the Company, which is not cured within 30 days of the Notice of Termination provided by Executive;

1.17.3 any material reduction to Executive’s Annual Base Salary (as such term is defined in Section 3.2) or Executive’s bonus, retirement, pension, savings, life insurance, medical, health and accident, or disability plans, which is not cured within 30 days of the Notice of Termination provided by Executive;

1.17.4 the Company’s requiring the Executive to be based at any office or location other than as provided in Section 3.1 hereof; and

1.17.5 the failure of Executive and the Company to mutually agree to the criteria, terms and conditions for calculation of the Annual Bonus (as defined in Section 3.2.2) within 30 days after the date such criteria are communicated to Executive.

In the event of a Change in Control or other Business Combination, following the Change in Control or the consummation of such other Business Combination, “Good Reason” shall be deemed to exist in the event Executive is assigned to any position, authority, duties or responsibilities that are (a) not at or with the ultimate parent company of the successor to the Company or the Entity surviving or resulting from such Business Combination, or (b) materially inconsistent with the Executive’s position (including status, offices, titles and excluding Executive’s reporting requirements), authority, duties or responsibilities as contemplated by Section 3.1.

1.18 “Intellectual Property” shall mean all inventions, original works of authorship, developments, concepts, know-how, formulae, methods, and trademarks of any kind whatsoever, individually or jointly created, conceived, developed or reduced to practice, which are original creations or improvements upon existing inventions, works, or marks, regardless of whether patentable or registerable under any law, that Executive creates, conceives, develops or reduces to practice after entering this Agreement (whether or not created, conceived, developed, or reduced to practice during work hours) that: (a) are developed using equipment, supplies, facilities, or trade secrets of the Company; (b) result at least in part from work performed by Executive for the Company or know-how obtained working for the Company; or (c) relate to the Company’s current or anticipated research and development. Intellectual Property specifically does not include Prior Intellectual Property.

1.19 “IRS” shall mean the Internal Revenue Service.

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1.20 “Notice of Termination” shall mean a written notice which: (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) the Date of Termination.

1.21 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering by the Company of such securities, or (d) a corporation or other Entity owned, directly or indirectly, by the shareholders of the Company in the same proportions as their ownership of Outstanding Company Common Shares.

1.22 “Prior Intellectual Property” shall mean all inventions, original works of authorship and trademarks of any kind whatsoever, which Executive created, owned or had any right to, or currently owns or has any right whatsoever to prior to entering this Agreement.

1.23 “Restricted Period” shall mean the period of Executive’s employment and a period of six (6) months following the Date of Termination of Executive’s employment with the Company.

1.24 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

1.25 “Section 409A Amounts” means those amounts that are deferred compensation subject to Section 409A.

1.26 “Separation From Service” shall have the meaning ascribed to such term in Section 409A.

1.27 “Specified Executive” means a person who is a “specified employee” within the meaning of Section 409A.

1.28 “Subsidiary” shall mean any majority-owned subsidiary of the Company or any majority-owned subsidiary thereof, or any other Entity in which the Company owns, directly or indirectly, a majority of the economic interest therein.

1.29 “Waiting Period” shall mean the six-month period commencing on the date after the Executive’s Separation From Service.

2. Employment Period. The Company and Executive hereby agree that the Employment Period will commence on the Effective Date and, unless this Agreement is earlier terminated as provided for herein, the Company will continue to employ Executive thereafter throughout the Employment Period.

3. Terms of Employment.

3.1 Position and Duties.

3.1.1 During the Employment Period, the Executive’s position (including status, offices, titles, authority, duties and responsibilities) shall be Chief Financial Officer of the Company. The Executive’s services shall be performed at the location where the Company operates.

3.1.2 During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote Executive’s full attention and time during normal business hours for a similarly situated executive to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions and (c) manage personal investments, so long as such activities in clause (a), (b), and (c) together do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement or otherwise negatively impact the good will of the Company as viewed in the eyes of the Board. It is expressly understood and agreed that to the extent that such activities have been conducted by the Executive prior to the date hereof, and are listed on Exhibit A, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date hereof shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

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3.2 Compensation.

3.2.1 Base Salary. During the Employment Period, the Executive shall receive an annualized base salary (the “Annual Base Salary”) of $250,000.00. Such Annual Base Salary shall be paid in not less than 12 monthly installments according to the regular payroll practices of the Company. During the Employment Period, the Annual Base Salary shall be reviewed for possible increase at least once every 12 months. Any increase in the Annual Base Salary may not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the Annual Base Salary as utilized in this Agreement shall refer to the Annual Base Salary as so increased.

3.2.2 Annual Bonus. Beginning in 2025, the Executive shall be eligible to earn a bonus payment, targeted at 40% of Executive’s Annual Base Salary, each fiscal year under this Agreement the (“Annual Bonus Payment”). The Annual Bonus Payment shall be calculated based upon achievement of target financial objectives set by the Board’s Compensation Committee within the second quarter of the year for the year in which the Effective Date occurs, and within the first quarter of each fiscal year thereafter. Such Annual Bonus Payment shall be based upon the target financial objectives for the Company as compared to net income before interest, taxes, depreciation and amortization (“EBITDA”) for the prior fiscal year. The Annual Bonus Payment shall be pro-rated for the year in which the Effective Date occurs. The Company may, in its sole discretion, issue shares of the Company’s common stock to the Executive, at the closing price on the day prior to the issuance date, instead of cash, for up to 50% of the Annual Bonus Payment.

3.2.2.1 If the Board subsequently determines the financial statements of the Company must be materially restated for any fiscal year involved in the determination of the Annual Bonus Payment, the Executive may be required to repay any portion of the Annual Bonus Payment in excess of what Executive’s Annual Bonus Payment would be under the restated financial statements. Conversely, if Executive would be entitled to a larger Annual Bonus Payment under the restated financial statements, the Company shall pay to Executive the difference between what the Executive has previously been paid and what the Executive would have earned under the restated financial statements.

3.2.2.2 For purposes of the determination of the Annual Bonus Payment, EBITDA shall be defined as follows: The net income (loss) of the Company plus interest expense-net, income taxes, depreciation and amortization (including amortization of purchased receivables). The determination of the elements of EBITDA, for purposes of the Annual Bonus Payment, shall be made by the Board in accordance with generally accepted accounting principles in effect in the United States, applied on a consistent basis (“GAAP”). EBITDA shall be adjusted for the following purposes: (a) to exclude net gains and losses on the disposal of assets and other non-operating income or expense items; (b) to exclude EBITDA generated from acquisitions of new businesses or companies during the year; (c) to exclude capitalized costs that would otherwise be expenses of the period; and (d) for other items in the discretion of the Board.

3.2.2.3 The Annual Bonus Payment, if earned, will be paid in cash no later than 30 days after the completion of the annual audit of the Company’s consolidated financial statements, unless the Executive shall elect to defer the receipt of such Annual Bonus Payment pursuant to an arrangement which meets the requirements of Section 409A. In any event, for purposes of Section 409A, the Annual Bonus Payment will not be considered earned by the Executive until the completion of the annual audit of the Company’s consolidated financial statements.

3.2.3 Equity Award. As of the Effective Date, the Executive shall receive restricted stock and stock option awards, pursuant to terms set forth in mutually acceptable agreements. From time to time the Company may provide Executive additional equity-based awards on such terms as may be determined by the Board or Compensation Committee.

3.2.4 Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company.

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3.2.5 Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible to participate in all welfare benefit plans, practices, policies and programs provided by the Company; including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs (the “Plans”) from time to time to the extent applicable generally to, and no less favorable than those provided to other peer executives.

3.2.6 Fringe Benefits. During the Employment Period, the Executive shall be entitled to such fringe benefits (including, without limitation, payment of cellular telephone, vehicle allowance, payment of professional fees and taxes and related expenses, as appropriate) in accordance with the plans, practices, programs and policies of the Company for other peer executives. Notwithstanding the foregoing, any amounts payable under Section 3.2 that are Section 409A Amounts shall be paid in a manner and at such times so as to be compliant with or exempt from Section 409A.

3.2.7 Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive subject to the terms of the Company’s applicable expense reimbursement policies applicable to other peer executives. Notwithstanding the foregoing, any amounts payable under Section 3.2 that are Section 409A Amounts shall be paid in a manner and at such times so as to be compliant with or exempt from Section 409A.

3.2.8 Vacation and Sick Time. During the Employment Period, the Executive shall be entitled to four weeks paid vacation per calendar year (prorated for any partial year). Otherwise, the Executive shall follow the Company’s policies for vacation day increases, carry over days and sick leave.

3.3 Certain Additional Payments by the Company.

3.3.1 Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Company or any of its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other plan, agreement or contract or otherwise, but determined without regard to any additional payments required under Section 3.3) (a “Payment”) would be subject to any additional tax or excise tax imposed by sections 409A, 457A or 4999 of the Code (and any successor provisions or sections to sections 409A, 457A and 4999) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to promptly receive from the Company an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Any Gross-Up Payment shall be made by the Company at least 10 days prior to the date that the Executive is required to remit to the relevant taxing authority any federal, state and local taxes imposed upon the Executive, including the amount of additional taxes imposed upon the Executive due to the Company’s payment of the initial taxes on such amounts. Notwithstanding any provision of this Agreement to the contrary, any amounts to which the Executive would otherwise be entitled under this Section 3.3.1 during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of his Separation From Service. All reimbursements by the Company under this Section 3.3.1 shall be paid no later than the earlier of (a) the time periods described above and (b) the last day of the Executive’s taxable year next following the taxable year in which the expense was incurred.

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3.3.2 Subject to the provisions of Section 3.3.3, all determinations required to be made under this Section 3.3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination shall be made by PricewaterhouseCoopers or, as provided below, such other certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3.3, shall be paid by the Company to the Executive within five days after the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm, absent manifest error, shall be binding upon the Company and the Executive, subject to the last sentence of Section 3.3.1, and in no event later than the payment deadline specified in Section 3.3.1. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 3.3.3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive, subject to the last sentence of Section 3.3.1, and in no event later than the payment deadline specified in Section 3.3.1.

3.3.3 The Executive shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of the Gross-Up Payment (or an additional Gross-Up Payment in the event the IRS seeks higher payment). Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30- day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

3.3.3.1 give the Company any information reasonably requested by the Company relating to such claim,

3.3.3.2 take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

3.3.3.3 cooperate with the Company in good faith in order to effectively contest such claim, and

3.3.3.4 permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred at any time during the period that ends 10 years following the lifetime of the Executive in connection with such proceedings and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of Section 3.3.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Company shall not direct the Executive to pay such a claim and sue for a refund if, due to the prohibitions of section 402 of the Sarbanes-Oxley Act of 2002, the Company may not advance to the Executive the amount necessary to pay such claim. All such costs and expenses shall be made by the Company at least 10 days prior to the date that the Executive is required to pay or incur such costs and expenses. The costs and expenses that are subject to be paid by the Company pursuant to Section 3.3.3 shall not be limited as a result of when the costs or expenses are incurred. The amounts of costs or expenses that are eligible for payment pursuant to this Section 3.3.3.4 during a given taxable year of the Executive shall not affect the amount of costs or expenses eligible for payment in any other taxable year of the Executive. The right to payment of costs and expenses pursuant to this Section 3.3.3.4 is not subject to liquidation or exchange for another benefit. Notwithstanding any provision of this Agreement to the contrary, any amounts to which the Executive would otherwise be entitled under this Section 3.3.3.4 during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of his Separation From Service. All reimbursements by the Company under this Section 3.3.3.4 shall be paid no later than the earlier of (a) the time periods described above and (b) the last day of the Executive’s taxable year next following the taxable year in which the expense was incurred.

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3.4 If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3.3.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 3.3.3 promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3.3.3 a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall not be required to be repaid.

3.5 Any provision in this Agreement or any other plan or agreement to the contrary notwithstanding, if the Company is required to pay a Gross-Up Payment pursuant to the provisions of this Agreement and pursuant to the provisions of another plan or agreement, then the Company shall pay the total of the amounts determined pursuant to this Agreement and the provisions of such other plan or agreement.

4. Termination of Employment.

4.1. Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period without necessity of Notice of Termination. If the Company determines in good faith belief that the Executive has a Disability, the Company may terminate the Agreement upon not less than 30 days written notice.

4.2. By the Company with Cause. Subject to the limitations of Section 1.6 regarding notice and cure, the Company may terminate the Executive’s employment immediately during the Employment Period for Cause by providing a Notice of Termination.

4.3 By the Executive with Good Reason. Subject to the limitations of Section 1.17 regarding notice and cure, the Executive’s employment may be terminated immediately by the Executive at any time during the Employment Period for Good Reason by providing a Notice of Termination.

4.4 By the Company without Cause. The Executive’s employment may be terminated by the Company at any time during the Employment Period without Cause by providing a Notice of Termination and upon not less than 60 days written notice.

4.5 By the Executive without Good Reason. The Executive’s employment may be terminated by the Executive at any time during the Employment Period without Good Reason by providing a Notice of Termination and upon not less than 60 days written notice.

4.6 Garden Leave. In the event of termination by Executive with or without Good Reason, or by the Company with or without Cause, the Company may elect to relieve Executive of any and all duties under this Agreement and deny Executive access to the Company property so long as the Company makes any and all payments otherwise due under the Agreement during the Notice of Termination period. The Company may elect to place Executive on Garden Leave at any time during the remainder of Executive’s employment identified in the Notice of Termination. Such leave shall not prejudice either the Company or Executive to any other rights or payments due under this Agreement.

5. Obligations of the Company Upon Termination.

5.1. Death or Disability. If, during the Employment Period, the Executive’s employment is terminated by reason of the Executive’s death or Disability:

5.1.1 the Company shall pay to the Executive (or Executive’s heirs, beneficiaries or representatives, as applicable) in a lump sum in cash, within 30 days after the Date of Termination, the Accrued Obligation; and

5.1.2 the Company shall pay or cause the Executive (or Executive’s heirs, beneficiaries or representative, as applicable) to be paid the Benefit Obligation at the times specified in and in accordance with the terms of the applicable Benefit Plans.

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5.2. Good Reason or Other Than for Cause. If, during the Employment Period, the Agreement is terminated by the Executive for Good Reason or by the Company for any reason other than for Cause, then:

5.2.1 The Company shall pay to the Executive, at the times specified in Section

5.2.2 below, the following amounts:

5.2.1.1 the Accrued Obligation,

5.2.1.2 the Benefit Obligation,

5.2.1.3 a lump sum in cash equal to six months of the Executive's Annual Base Salary (at the rate in effect as of the Date of Termination),

5.2.1.4 a lump sum in cash equal to a pro rata portion of the Annual Bonus payable for the period in which the Date of Termination occurs based on actual performance under the Company’s annual incentive bonus arrangement; provided, however, that such pro rata portion shall be calculated based on Executive’s Annual Bonus for the previous fiscal year; provided, further that if no previous Annual Bonus has been paid to Executive, then the lump-sum cash payment shall be no less than 50% of Executive’s Annual Base Salary, and

5.2.1.5 if such termination occurs prior to the date that is 12 months following a Change in Control, then each and every share option, restricted share award and other equity- based award that is outstanding and held by the Executive shall immediately vest and become exercisable.

5.2.2 The Company shall pay the Executive the Benefit Obligation at the times specified in and in accordance with the terms of the applicable Benefit Plans. The Company shall pay the Executive the amounts described under Section 5.2.1.1 within 30 days after the Date of Termination. Amounts payable pursuant to Section 5.2.1.3 and Section 5.2.1.4 will be paid at time payment is made to employees generally pursuant to the terms of the Company’s annual incentive bonus arrangement or, if Executive is a Specified Executive, on the date that is six months following the date of his Separation From Service, if later.

5.2.3 Payments to the Executive under this Section 5.2 (other than the Accrued Obligation and the Benefit Obligation) are contingent upon the Executive’s execution (and non-revocation) of a release substantially in the form of Exhibit B hereto no later than 60 days following Executive’s Separation From Service.

5.3. Cause. If the Executive’s employment is terminated by the Company for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive (a) the Accrued Obligation and (b) the Benefit Obligation in accordance with the terms of the applicable Benefit Plans. In such case, the Accrued Obligation shall be paid to the Executive in a lump sum in cash within 30 days after the Date of Termination and the Benefit Obligation shall be paid in accordance with the terms of the applicable Benefit Plans.

5.4. Termination by Executive Other Than for Good Reason. If the Executive voluntarily terminates his employment during the Employment Period for any reason other than for Good Reason, the Executive’s employment shall terminate without further obligations to the Executive, other than for payment of the Accrued Obligation and the Benefit Obligation and the rights provided in Section 6. In such case, the Accrued Obligation shall be paid to the Executive in a lump sum in cash within 30 days after the Date of Termination and the Benefit Obligation shall be paid in accordance with the terms of the applicable Benefit Plans.

5.5. General. Notwithstanding anything herein to the contrary, if the Executive is a Specified Executive on the date of his Separation From Service, any payments or benefits hereunder that are deferred compensation subject to Section 409A, are payable upon his Separation From Service, and are not otherwise exempt from Section 409A, shall not be paid during the Waiting Period, and on the first business day following the expiration of the Waiting Period all payment and benefits that were payable during the Waiting Period will be paid to the Executive in a cash lump sum payment, without interest, and thereafter payments and benefits will be paid as provided herein.

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6. Other Rights. Except as provided herein, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Except as otherwise provided herein, amounts which are vested benefits, which vest according to the terms of this Agreement or which the Executive is otherwise entitled to receive under any of the Benefit Plans or any other plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement.

7. Full Settlement.

7.1 No Rights of Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set- off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

7.2 No Mitigation Required. The Company agrees that, if the Executive’s employment with the Company terminates, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

8. Competition, Disclosure, Ownership, and Solicitation.

8.1 Non-Disclosure. Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate, use, disclose or divulge any Confidential Information of the Company or its affiliates at any time. Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 8.1.

8.2 Return of Confidential Information. The Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment hereunder for any reason without request of the Company. In no event shall an asserted violation of the provision of this Section 8.2 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

8.3 Non-Competition. In exchange for the provision of Confidential Information and training by the Company, the Executive shall not engage in Competition during the Restricted Period, provided, that it shall not be a violation of this Section 8.3 for the Executive to become the registered or beneficial owner of up to five percent of any class of the capital stock of a corporation registered under the Exchange Act, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires.

8.4 Non-Solicitation; Non-Interference. During the Restricted Period, the Executive agrees that the Executive will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or Entity, do any of the following:

8.4.1 solicit from any customer doing business with the Company or any of its Subsidiaries, as of the Date of Termination, business of the same or of a similar nature to the business of the Company or any of its Subsidiaries with such customer;

8.4.2 solicit from any potential customer (that is known to the Executive) of the Company or any of its Subsidiaries business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company or any of its Subsidiaries, or of substantial preparation with a view to making such a bid, proposal or offer, within six months prior to such Date of Termination;

8.4.3 solicit the employment or services of any person employed by or a consultant to the Company upon the Date of Termination, or within six months prior thereto (provided, however, that the provisions hereof shall be deemed not to prohibit the Executive, on the Executive’s behalf or on behalf of other persons, firms or Entities, from placing advertisements in newspapers or other media of general circulation advertising employment opportunities and offering employment to individuals responding to those advertisements); or

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8.4.4 otherwise knowingly interfere with the business or accounts of the Company or any of its Subsidiaries.

8.5 Reformation. Should any provision within this Section 8 of this Agreement be determined too broad under any law or statute, the parties expressly request the agreement be reformed to provide the maximum possible protection to the Company.

8.6 Extension Due to Breach. For any period of time during which Executive is in breach of the covenant not to compete set out in this Section 8, Executive agrees the non-competition and non-solicitation obligations shall be extended for an equal period.

8.7 Incorporation of Prior Agreements. This Agreement incorporates all non- competition, non-disclosure, and non-solicitation obligations of Executive to the Company from any prior agreements between Executive and the Company which were in effect immediately preceding entry into this Agreement. Such incorporated obligations shall remain in force and effect until such time, if any, as sufficient consideration for the provisions of Section 8 above has been imparted to Executive.

8.8 Good Will. The Executive and the Company agree and acknowledge that the Company has a substantial and legitimate interest in protecting the Company’s and its Subsidiaries’ Confidential Information and goodwill. The Executive and the Company further agree and acknowledge that the provisions of this Section 8 are necessary to protect the Company’s legitimate business interests and are designed to protect the Company’s and its Subsidiaries’ Confidential Information and goodwill. The Executive agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this Section 8 are necessary for the protection of the Company’s legitimate business interests and are not oppressive or injurious to the public interest. The Executive agrees that in the event of a breach or threatened breach of any of the provisions of this Section 8 the Company shall be entitled to injunctive relief against the Executive’s activities to the extent allowed by law, and the Executive waives any requirement for the posting of any bond by the Company in connection with such action. The Executive further agrees that any breach or threatened breach of any of the provisions of Section 8 would cause injury to the Company for which monetary damages alone would not be a sufficient remedy. The Executive hereby agrees that the period during which the agreements and covenants of the Executive made in Section 8 shall be effective shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of Section 8.

8.9 Patents, Copyrights and Trademarks. Executive agrees that all Intellectual Property shall become the sole property of the Company as outlined herein:

8.9.1 Disclosure and Assignment. Executive hereby agrees to disclose and hold in trust for the sole benefit of the Company any and all Intellectual Property. Without any additional compensation, Executive hereby assigns to the Company, or its designee, all Executive’s right, title and interest throughout the world in and to any and all Intellectual Property, including without limitation all patent, trademark, trade secret, copyright, and other proprietary rights therein. Executive further hereby waives and forever releases any moral rights or rights of attribution with respect to any Intellectual Property.

8.9.2 Records. Executive agrees to keep and maintain adequate and current written records of all Intellectual Property, including, but not limited to, notes, sketches, drawings, flow charts, electronic data or recordings, and laboratory notebooks at the Company’s place of business. Executive agrees that such records shall be the sole property of the Company and Executive agrees not to remove such records from the Company’s place of business except as expressly permitted by the Company.

8.9.3 Assistance. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every way to secure the Company’s rights in the Intellectual Property in any and all countries during Executive’s employment with the Company at any time necessary thereafter. To the extent Executive is unable or unwilling to provide such assistance, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the Company’s rights in the Intellectual Property. Executive hereby waives and irrevocably assigns to the Company any and all claims, of any nature whatsoever, which Executive now or hereafter has for past, present or future infringement of any and all proprietary rights assigned to the Company with respect to any Intellectual Property.

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8.9.4 Prior Intellectual Property. Exhibit C sets for a complete list of all Prior Intellectual Property.

8.10 Non-Disparagement. Except as noted in this Section, the parties each promise to refrain from making any disparaging remarks about the other following the termination of the employment relationship between them. The Company may, however, offer a faithful account of Executive’s service to anyone seeking a recommendation or account for future employment of Executive. Similarly, Executive may make any appropriate good faith charge to any governmental agency regarding the actions of the Company, including but not limited to making a report to the Securities and Exchange Commission regarding the actions of the Company.

8.11 Return of Materials. Executive agrees that upon termination of this Agreement, Executive shall: (a) deliver to the Company all Confidential Information and all copies thereof, along with any and all other property belonging to the Company or any Client or supplier of the Company, (b) return to the Company all equipment or devices, if any, (c) deliver all passwords and log in information for social media profiles; and (d) return to the Company all sales material and all other documents, information or materials of whatever kind or nature and stored on any type of media developed by or for the Company and thereafter shall neither use such documents, information materials or any similar materials, nor supply or make available such documents, information or materials to any third party.

9. Successors. This Agreement, and any rights and obligations hereunder, is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Miscellaneous.

10.1 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Executive and the Company or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Notwithstanding anything herein to the contrary, the Company may amend this Agreement in writing in any manner so that payments or benefits hereunder comply with or continue to be exempt from Section 409A, including, but not limited to, (a) adding a requirement that no payment or benefits due on account of the Executive’s Separation From Service shall be paid during the six-month period commencing on the Executive’s Date of Termination and (b) making payment of any amounts due to the Executive hereunder such that any such payment is exempt from Section 409A (including making payment as soon as administratively practicable, within the meaning of Section 409A, for such purpose).

10.2 Applicable Law, Forum, and Venue. This Agreement shall be governed and construed exclusively in accordance with the laws of the State of Texas without regard to the conflicts of laws or principles thereof. The parties agree that Texas shall be the forum for any action or suit related to this Agreement, including, but not limited to, any claim affecting its validity, construction, effect, performance or termination. The parties further agree that the venue for any such action or suit shall exclusively be the state or federal courts sitting in Harris County, Texas.

10.3 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON ANY MATTER ARISING OUT OF, OR IN CONNECTION WITH, OR RELATING TO THIS AGREEMENT.

10.4 Headings. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

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10.5 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Kurt Keller
at the address set forth in his personnel file
at Koil Energy Solutions, Inc.

If to the Company:	Koil Energy Solutions, Inc.
1310 Rankin Road
Houston, Texas 77073
Attention: CEO

With a copy to:

Gray Reed & McGraw LLP
1601 Elm Street, Suite 4600
Dallas, Texas 75201
Attention: David R. Earhart

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

10.6 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10.7 Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10.8 Entire Agreement. Except as set out in Section 8.7, this Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof.

10.9 Deferred Compensation and Specified Executive. The Executive acknowledges and understands that none of the Company, its Affiliates, nor any of their officers, directors or employees are responsible or liable for and none of them guarantee the tax consequences of any payments or benefits under this Agreement, including, but not limited to, any excise taxes or interest that may be incurred under Section 409A.

10.10 Assignment. This Agreement may be assigned by the Company to any affiliated or related company at any time without notice. This Agreement may not be assigned by Executive for any reason without express written consent of the Company.

10.11 Reformation. Should any provision within this Agreement be determined too broad under any law or statute, the parties expressly request the Agreement be reformed to provide the maximum possible protection to the Company.

10.12 No Construction Against Drafter. Executive is encouraged to seek the advice of legal counsel in reviewing this Agreement and has had an opportunity to review and consider the Agreement before entering it. Therefore, in any construction to be made of this Agreement, the Agreement shall not be construed for or against either Party.

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10.13 Defend Trade Secrets Act Notice. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

11. Indemnity.

11.1 Legal Fees. To the extent permitted by applicable law, and the By-Laws of the Company, the Company agrees to defend, indemnify and hold harmless the Executive from any and all claims, demands or causes of action, including reasonable attorneys’ fees and expenses, suffered or incurred by the Executive as a result of the assertion or filing of any claim, demand, litigation or other proceedings based, in whole or in part, upon statements, acts or omissions made by or on behalf of the Executive pursuant to this Agreement and/or in the course and scope of the Executive’s employment by the Company. Within 10 days after notice from the Executive of the filing or assertion of any claim for which indemnification is provided (or sooner if action is required sooner in order to properly defend the Executive), the Company shall designate competent, experienced counsel to represent the Executive, at the Company’s expense, which counsel shall be subject to the Executive’s approval, which shall not be unreasonably withheld. Should the Company fail to so designate or pay, or make arrangements for payment of, such counsel, then Executive shall have the right to engage counsel of the Executive’s choosing, and the Company shall be obligated to pay or reimburse any and all fees and expenses incurred by the Executive in defending himself in connection with any such claim.

11.2 Insurance. During the entire employment period, and for a period of not less than five years after termination of the Executive’s employment, the Company shall maintain, and pay all applicable premiums for, directors’ and officers’ liability insurance, of which the Executive shall be an insured, which shall provide full coverage for the defense and indemnification of the Executive, to the fullest extent permitted by applicable law.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:	EXECUTIVE:

KOIL ENERGY SOLUTIONS, INC

By:	/s/ Erik Wiik	/s/ Kurt N. Keller
	Erik Wiik, CEO	Kurt N. Keller, individually

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EXHIBIT A

OUTSIDE ACTIVITIES (SECTION 3.1.2)

Youth Development Center – Board Member

A-1

EXHIBIT B

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Release Agreement”) is entered between Executive and the Company. All defined terms hereunder shall have the same meaning ascribed to them under that certain Employment Agreement (defined therein as the “Agreement”) entered between Executive and the Company.

1. Executive acknowledges and represents Executive was employed by the Company under the Agreement, which provides Executive certain benefits upon termination of the Agreement, but which benefits are contingent upon Executive releasing the Company from all liabilities.

2. In exchange for the benefits ascribed to Executive under the Agreement, the receipt of which Executive hereby acknowledges, Executive releases the Company as provided herein. Executive represents that Company has remitted to Executive any and all sums due to Executive arising from Executive’s employment with the Company and that Executive is not due or entitled to any additional sums from the Company save possibly under a retirement benefit program or insurance program.

3. Executive hereby releases the Company and its principals, owners, directors, officers, parent companies, subsidiaries, affiliates, employees, agents and other persons acting on behalf of the Company (collectively referred to as “the Released Parties”) from all claims of whatsoever nature that Executive may have against the Released Parties arising from or in any way related to Executive’s employment with the Company. Executive also releases the Released Parties from all claims of whatsoever nature that Executive may have against the Released Parties arising from or in any way related to the termination of Executive’s employment with the Company, and from any and all claims that Executive may have against any of the Released Parties arising from any act occurring prior to the execution of this Release Agreement, including, without limitation, any claim, demand, action, cause of action or right, including claims for attorney’s fees, based on but not limited to: (a) the Americans with Disabilities Act of 1990, as amended; (b) Tex. Hum. Res. Code § 121.001, et seq.; (c) Title VII of the Civil Rights Act of 1964, as amended and including 42 U.S.C. Sec 2000(e) et seq.; (d) the Civil Rights Act of 1991; (e) The Civil Rights Acts of 1866, 1871 and 1964, as amended; (f) 42 U.S.C. Sec 1981; (g) the Equal Pay Act of 1963; (h) the Fair Labor Standards Act, as amended; (i) the Rehabilitation Act of 1973, as amended; (j) the Age Discrimination in Employment Act of 1967, as amended; (k) the Older Workers Benefit Protection Act of 1990; (l) Chapter 21 of the Texas Labor Code (also known as the Texas Commission on Human Rights Act of 1983), as amended (including, but not limited to, Tex. Lab. Code §§21.051 – 21.055 and 21.401 – 21.405); (m) the Family Medical Leave Act of 1993, codified as 29 U.S.C. §§ 2601, et seq., as amended; (n) the Texas Workers’ Compensation Act, as amended, including, but not limited to, Texas Labor Code §§ 451.001, et seq.; (o) the National Labor Relations Act; (p) the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; (q) the Executive Retirement Income Security Act, as amended; (r) the Internal Revenue Code of 1986, as amended, including but not limited to, any claim for taxes, interest, or penalties under IRC 409A; (s) the Sarbanes Oxley Act of 2002, including 15 U.S.C. § 1514A; (t) Immigration Reform and Control Act, as amended; (u) the Occupational Safety and Health Act, as amended; (v) Genetic Nondiscrimination Act of 2008, as amended; (w) any existing employment agreement or potential entitlement under any Company program or plan; (x) Tex. Health & Safety Code §81.101, et seq. (the Texas communicable disease law); and (y) any other statute or law, including all suits in tort or contract, including wrongful termination and claims for reimbursement, bonus, incentives, commissions, compensation and benefits, defamation, damage to business reputation, impairment of economic opportunity, and any other claims for compensatory, statutory, or punitive damages. Executive expressly acknowledges and agrees that the sum referred to in Paragraph 2 above is reasonable consideration for granting this release.

Executive understands this release is not intended to interfere with Executive’s right to file a charge with, or provide information regarding the activities of the Company to, the Securities and Exchange Commission, Equal Employment Opportunity Commission, National Labor Relations Board, Department of Labor, Texas Commission on Human Rights or any other governmental agency (collectively “Governmental Agency”) in connection with any claim Executive believes Executive may have against the Released Parties. However, by executing this Release Agreement, Executive hereby waives the right to recover in any proceeding Executive may bring before any Governmental Agency, in any proceeding brought by any Governmental Agency on Executive’s behalf.

4. Executive understands that nothing in this Release Agreement is intended to waive claims: (a) that arise under any state’s workers’ compensation or unemployment laws; (b) for reimbursement of business expenses incurred on behalf of the Company under the Company’s expense reimbursement policies; (c) for vested rights Executive may have under any ERISA-covered employee benefit plans as of the date Executive signs this Release Agreement, including, but not limited to COBRA benefits; (d) that may arise after Executive signs this Release Agreement; (e) to enforce or challenge the validity of this Release Agreement; or (f) which cannot be released.

B-1

5. In accordance with the Older Worker’s Benefit Protection Act of 1990, Executive is aware of and acknowledges the following: (a) Executive is waiving all rights and claims that Executive has or may have under the federal Age Discrimination in Employment Act, as well as any rights or claims that Executive has under other federal, state, or local laws with regard to age and other employment discrimination; (b) Executive has been advised by the Company to consult with an attorney prior to executing this Release Agreement; (c) Executive has a period of 21 days in which to consider this Release Agreement before signing it; (d) for a period of 7 days following the signing of this Release Agreement, Executive may revoke this Release Agreement (solely as to any claims under the federal Age Discrimination in Employment Act) and this Release Agreement shall not become effective and enforceable as to any claims under the federal Age Discrimination in Employment Act until that 7-day revocation period has expired; (e) Executive has carefully read and fully understands all of the provisions of this Release Agreement; (f) Executive knowingly and voluntarily agrees to all the terms set forth in this Release Agreement; and (g) Executive knowingly and voluntarily intends to be legally bound by this Release Agreement. Executive further agrees that, in the event Executive decides to revoke this Release Agreement as provided for by this section, Executive will deliver written notice to the Company’s Chief Executive Officer by mail (postmarked no later than the 7th day), facsimile, or email.

EXECUTIVE ACKNOWLEDGES THAT THE SEVEN DAY RIGHT TO RESCIND THIS AGREEMENT, AS NOTED IN THIS PARAGRAPH, SHALL EXTEND ONLY TO EXECUTIVE’S POTENTIAL AGE DISCRIMINATION CLAIMS. EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE REMAINDER OF THE RELEASES ENUMERATED IN PARAGRAPH 3 OF THIS AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT EVEN IF EXECUTIVE RESCINDS THE AGREEMENT AS PROVIDED BY THIS SECTION.

6. Executive hereby relinquishes any right to re-employment with the Company after Executive executes this Release Agreement. Executive agrees that Executive no longer desires employment with the Company, and that Executive shall not seek, apply for, accept or otherwise pursue employment with the Company. Executive acknowledges that if Executive re-applies for or seeks employment with the Company, the Company’s refusal to hire Executive based on this provision will provide a complete defense to any claims arising from any attempt by Executive to apply for employment.

7. Executive agrees this release does not invalidate or otherwise interfere with any obligation created under the Agreement which survives the termination of the Agreement, specifically including, but not limited to, Section 8 of the Agreement.

8. Executive agrees, upon the request of any of the Released Parties, to cooperate fully, execute any required documents, and participate as required (including as a witness), in any legal proceedings in which the Company or any of the Released Parties is, or may become, involved. These legal proceedings include, but are not limited to grievance proceedings, audits, investigations, arbitration hearings, and lawsuits (“Proceeding”). Executive agrees to devote as much time as is reasonably necessary to prepare for any Proceeding and to work with the Company to provide any information or assistance the Company finds reasonably necessary to protect the Company’s interest in any Proceeding. Executive will be reimbursed to the extent permitted by any applicable law for any out-of-pocket expenses including but not limited to travel expenses in connection with any Proceeding in which Executive participates in pursuant to this Section. Executive will not receive compensation in addition to that which is provided by this Release Agreement for fulfilling Executive’s obligations under this Section. Nothing contained in this Section or this Release Agreement is intended to or shall be construed to in any way prohibit or impede Executive from providing truthful testimony or statements in any Proceeding or before any Governmental Agency.

9. Executive represents and warrants that Executive has no knowledge that the Company or any of the Released Parties has committed or is suspected of committing any act which is or may be in violation of any federal or state law or regulation or has acted in a manner which requires corrective action of any kind.

[Signature page follows.]

B-2

IF THIS AGREEMENT IS NOT RECEIVED BY THE COMPANY ON OR BEFORE THE 25TH DAY AFTER DELIVERY, THIS OFFER IS WITHDRAWN WITHOUT FURTHER NOTICE.

SIGNED this           day of                         , 20      .

Executive:

__________________________

Kurt N. Keller

B-3

EXHIBIT C

PRIOR INTELLECTUAL PROPERTY (SECTION 8.9.4)

None

C-1

OPTION NUMBER 2025-4

STOCK OPTION AGREEMENT

Optionee:	Kurt N. Keller
Total Shares Subject to Option:	160,000
Exercise Price Per Share:	$1.88
Date of Grant:	April 19, 2025
Vesting:

Subject to the Optionee’s continuous service as an employee or director through such date, 53,334 shares on the first anniversary of the Date of Grant, with the remainder in equal amounts on the second and third anniversaries of the Date of Grant. In addition to the foregoing, all Shares shall vest immediately prior to a Change in Control.

Post-Termination Exercise Period:	Ninety days
Expiration Date:	April 19, 2030, or earlier upon a Change in Control or as otherwise provided herein

1. Grant of Option. Koil Energy Solutions, Inc., a Nevada corporation (the “Company”), hereby grants to the Optionee named above an option (the “Option”) to purchase the total number of shares of the Company’s common stock, par value $0.001 (the “Common Stock”), set forth above (the “Shares”) at the exercise price per Share set forth above (the “Exercise Price”), in accordance with this Option Agreement. This Option is intended to be a non-qualified stock option.

2. Vesting; Time of Exercise; Term of Option. The Option shall vest and become exercisable in three (3) installments on the dates and in the amounts set forth above. In addition to the foregoing, the Option for all Shares shall vest and become exercisable immediately prior to a Change in Control. Notwithstanding anything herein to the contrary, the Option shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the Expiration Date. For purposes hereof, a “Change in Control” has the meaning set forth in the applicable employment agreement between the Company and Optionee; provided, however, if there is no applicable employment agreement or the applicable agreement has no definition, Change in Control shall mean the occurrence of any of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities; (b) as a result of, or in connection with, any tender offer or exchange offer, merger, or other business combination (a “Transaction”), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the board of directors of the Company or any successor to the Company; (c) the Company is merged or consolidated with another entity and as a result of the merger or consolidation less than 75 percent of the voting power of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of the Company; (d) a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding voting securities; or (e) the Company transfers substantially all of its assets to another entity which is not controlled by the Company.

3. Exercise of Option.

3.1 Right to Exercise. The Option shall be exercisable in accordance with the vesting provisions contained in Section 2 hereof and with the other applicable provisions of this Option Agreement.

3.2 Capital Adjustments. The number of Shares covered by this Option and the Exercise Price Per Share is subject to any adjustment deemed appropriate by the Company’s Compensation Committee (the “Committee”) to reflect any increase or decrease in the number of shares of Common Stock resulting from a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without receipt of consideration; provided, however, that a fractional share will not be issued upon exercise and the number of Shares will be rounded up to the nearest whole number, as determined by the Committee; and provided further that the exercise price may not be decreased to below the par value for the shares of Common Stock, as adjusted.

3.3 Dissolution or Liquidation. The Committee shall notify the Optionee at least 20 days prior to any proposed dissolution or liquidation of the Company. To the extent that this Option has not been previously exercised, if applicable, this Option shall terminate immediately prior to consummation of such dissolution or liquidation.

3.4 Change in Control. To the extent that Optionee exercises this Option before or on the effective date of the Change in Control, the Company shall issue all Shares purchased by exercise of this Option, and those shares of Common Stock shall be treated as issued and outstanding for purposes of the Change in Control. Upon a Change in Control, this Option shall terminate.

3.5 Method of Exercise. The Option shall be exercisable only by delivery to the Company of an executed Stock Option Exercise Agreement (the “Exercise Agreement”) in the form attached hereto as Exhibit A, or in such other form approved by the Committee, which shall state the Optionee’s election to exercise the Option, the whole number of Shares in respect of which the Option is being exercised, and such other provisions as may be required by the Committee. The Exercise Agreement shall be signed by the Optionee and shall be delivered to the Company in person or by courier, by certified mail, or by such other method as may be permitted by the Committee, accompanied (in any case) by payment of the Exercise Price for each Share covered by the Exercise Agreement, as described in Section 4 of this Option Agreement. The Option shall be deemed to be exercised upon receipt by the Company of such written Exercise Agreement and the Exercise Price.

3.6 Issuance of Shares. If the Exercise Agreement and payment are in form and substance satisfactory to the Company (or its counsel), and the Optionee or any other person permitted to exercise the Option has complied with Section 5 of this Option Agreement, the Company shall issue or cause the issuance of, in the name of the Optionee or Optionee’s legal representative, the Shares purchased by such exercise of the Option.

4. Method of Payment. The Optionee’s delivery of the signed Exercise Agreement to exercise the Option (in whole or in part) shall be accompanied by full payment of the Exercise Price for the Shares being purchased. Payment for the Shares may be made in cash (by check), or, at the election of the Optionee and where permitted by law, in one or more of the following methods:

4.1 if a public market for the Company’s stock exists, through a same day sale arrangement between the Optionee and a dealer licensed by the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the exercise price and whereby the FINRA Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company,

4.2 if a public market for the Common Stock exists, through a margin commitment from the Optionee and a FINRA Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares of Common Stock so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the exercise price, and whereby the FINRA Dealer irrevocably commits upon receipt of such shares of Common Stock to forward the exercise price directly to the Company, or

4.3 by any combination of the foregoing or any other method approved by the Committee.

5. Tax Withholding Obligations. No Shares shall be delivered to the Optionee or any other person permitted to exercise the Option pursuant to the exercise of the Option until the Optionee or such other person has made arrangements acceptable to the Committee for the satisfaction of applicable income tax, employment tax and social security tax withholding obligations, including obligations incident to the receipt of Shares.

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6. Post-Termination Exercise. If the Option is vested prior to, or vests in connection with, the termination of the Optionee’s service as an officer and director, other than as described in Section 7 or Section 8 of this Option Agreement, the Optionee may, following termination of his service as an officer and director (the “Termination Date”), exercise the Option during the Post-Termination Exercise Period (and in no event later than the Expiration Date) set forth on the first page of this Option Agreement. In no event may the Option be exercised later than the Expiration Date set forth on the first page of this Option Agreement. Except as provided in Sections 7 and 8 of this Option Agreement, to the extent that the Optionee is not entitled to exercise the Option on the Termination Date, or if the Optionee does not exercise the Option within the Post-Termination Exercise Period, the Option shall terminate.

7. Disability of Optionee. If the Optionee’s service as an officer and director terminates as a result of a medically determinable physical or mental impairment (“Disability”), the Optionee may, but only within six months from the date his service as an officer and director terminates because of his Disability, but in no event later than the Expiration Date, exercise the Option. To the extent that the Option is not exercisable or exercised to the extent so entitled within the time specified in this Section 7, the Option shall terminate.

8. Death of Optionee. In the event of the termination of the Optionee’s continuous service as an officer and director as a result of his death, or in the event of the Optionee’s death during the Post- Termination Exercise Period, the Optionee’s estate, or a person who acquired the right to exercise the Option by bequest or inheritance, may exercise the Option within one year from the date of death, but in no event later than the Expiration Date. To the extent that the Option is not exercisable or exercised to the extent so entitled within the time specified in this Section 8, the Option shall terminate.

9. Nontransferability of Option. Neither the Option nor any of the Optionee’s rights under this Option Agreement may be transferred or assigned in any manner other than by will or by the law of descent and distribution. The Option and the Optionee’s rights under this Option Agreement may be exercised during the lifetime of the Optionee only by the Optionee. Notwithstanding the preceding sentence, the Optionee may transfer his rights under this Option Agreement to such family members, family member trusts, family limited partnerships and other family member entities as the Company, in its sole discretion, may approve prior to any such transfer.

10. Tax Consequences. The exercise of the Option may have tax consequences. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

11. Term of Option. The Option may be exercised no later than the Expiration Date or such earlier date as otherwise provided in this Option Agreement.

12. Entire Agreement; Governing Law. This Option Agreement (with the Exercise Agreement, if the Option is exercised) constitute the entire agreement of the Company and the Optionee (collectively, the “Parties”) with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Parties. Nothing in this Option Agreement (except as expressly provided herein) is intended to confer any rights or remedies on any person other than the Parties. This Option Agreement is to be construed in accordance with and governed by the internal laws of the State of Texas without giving effect to any choice-of-law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Texas, to the rights and duties of the Parties.

13. Severability and Reformation. The Company intends all provisions of this Option Agreement to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of this Option Agreement is too broad to be enforced as written, the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of this Option Agreement is held to be wholly illegal, invalid or unenforceable under present or future law, such provision shall be fully severable and severed, and this Option Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of this Option Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

14. Interpretive Matters. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and vice versa. The term “include” or “including” does not denote or imply any limitation. The captions and headings used in this Option Agreement are inserted for convenience and shall not be deemed a part of the Option or this Option Agreement for construction or interpretation.

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15. Dispute Resolution. Unless provided otherwise in a then-effective written employment agreement, the provisions of this Section 15 shall be the exclusive means of resolving disputes of the Parties (including any other persons claiming any rights or having any obligations through the Company or the Optionee) arising out of or relating to this Option Agreement (including the Exercise Agreement, if the Option is exercised). The Parties shall attempt in good faith to resolve any disputes arising out of or relating to this Option Agreement (including the Exercise Agreement, if the Option is exercised) by negotiation between individuals who have authority to settle the controversy. Negotiations shall be commenced by either Party by a written statement of the Party’s position and the name and title of the individual who will represent the Party. Within 30 days of the written notification, the Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation, the Parties agree that any suit, action, or proceeding arising out of or relating to this Option Agreement shall be brought in the United States District Court for the Southern District of Texas (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Texas state court in Harris County, Texas) and that the Parties shall submit to the jurisdiction of such court. The Parties irrevocably waive, to the fullest extent permitted by law, any objection a Party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 15 shall for any reason be held invalid or unenforceable, it is the specific intent of the Parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

16. Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given, effective, and received upon prepaid delivery in person or by courier or upon the earliest of delivery or the third business day after deposit in the United States mail if sent by certified mail, with postage and fees prepaid, addressed to the other Party at the Company’s headquarters address or Optionee’s residence address reflected in the Company’s records, as applicable, or to such other address as such Party may designate in writing from time to time by notice to the other Party in accordance with this Section 16.

THE OPTIONEE ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED OTHERWISE HEREIN, THE SHARES SUBJECT TO THE OPTION SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE OPTIONEE’S SERVICE AS A DIRECTOR. THE OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS OPTION AGREEMENT SHALL CONFER UPON THE OPTIONEE ANY RIGHT WITH RESPECT TO FUTURE GRANTS.

[THIS SPACE INTENTIONALLY LEFT BLANK]

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The Optionee has reviewed this Option Agreement and the Exercise Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement, and fully understands all provisions of this Option Agreement and the Exercise Agreement. The Optionee hereby agrees that all disputes arising out of or relating to this Option Agreement and the Exercise Agreement shall be resolved in accordance with Section 15 of this Option Agreement. The Optionee further agrees to notify the Company upon any change in the residence address indicated in the Option Agreement.

COMPANY:	EXECUTIVE:

KOIL ENERGY SOLUTIONS, INC

By:	/s/ Erik Wiik	/s/ Kurt N. Keller
	Erik Wiik, CEO	Kurt N. Keller, individually

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EXHIBIT A

STOCK OPTION EXERCISE AGREEMENT

This Exercise Agreement is made this ____ day of ____________, 20___ between Koil Energy Solutions, Inc. (the “Company”) and the optionee named below (the “Optionee”). Unless otherwise defined herein, the capitalized terms used in this Exercise Agreement shall have the meaning ascribed to them in the Option Agreement to which this Exercise Agreement relates.

Option Number:	2025-4
Optionee:	Kurt N. Keller
Social Security Number:	____________________
Address:	____________________
Number of Shares Purchased:	____________________
Price Per Share:	$__________
Aggregate Purchase Price:	$___________________
Date of Grant:	April 19, 2025

The Optionee hereby delivers to the Company the Aggregate Purchase Price set forth above in cash as indicated below, or to the extent provided for in the Option Agreement and approved by the Committee by accepting this Exercise Agreement, as follows (as applicable, check and complete):

_____ in cash in the amount of $____________, receipt of which is acknowledged by the Company;

_____ through a same-day-sale commitment, delivered herewith, from the Optionee and the FINRA Dealer named therein in the amount of $___________________; or

_____ through a margin commitment, delivered herewith, from the Optionee and the FINRA Dealer named therein in the amount of $__________________;

The Company and the Optionee (the “Parties”) hereby agree as follows:

1. Purchase of Shares. On this date and subject to the terms and conditions of this Exercise Agreement, the Optionee hereby exercises the Option granted in the Option Agreement between the Parties, dated as of the Date of Grant set forth above, with respect to the Number of Shares Purchased set forth above of the Common Stock (the “Shares”) at the Aggregate Purchase Price set forth above (the “Aggregate Purchase Price”) equal to the Price Per Share set forth above (the “Purchase Price Per Share”) multiplied by the Number of Shares Purchased set forth above. The term Shares refers to the Shares purchased under this Exercise Agreement and includes all securities received (a) in replacement of the Shares, and (b) as a result of stock dividends or stock splits in respect of the Shares.

2. Representations of the Optionee. The Optionee represents and warrants to the Company that the Optionee has received, read and understands the Option Agreement and this Exercise Agreement and agrees to abide by and be bound by their terms and conditions.

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3. Rights as Shareholder. Until the stock certificate evidencing the Shares is issued (or as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate, or cause the books of the Company to reflect such issuance, promptly after the Option is exercised. Any certificate or book entry evidencing the Shares shall contain such legends as the Company determines to be appropriate. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued.

4. Tax Withholding Obligations. The Optionee agrees to satisfy all applicable federal, state, and local income, employment, and other tax withholding obligations and herewith delivers to the Company the amount necessary, or has made arrangements acceptable to the Company, to satisfy such obligations as provided in the Option Agreement.

5. Tax Consequences. The Optionee understands that he may suffer adverse tax consequences as a result of the Optionee’s purchase or disposition of the Shares. The Optionee represents that the Optionee has consulted with any tax consultant(s) he deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

6. Successors and Assigns. The Company may assign any of its rights under this Exercise Agreement, and this Exercise Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Agreement shall be binding upon the Optionee and his heirs, executors, administrators, successors, and permitted assigns.

7. Interpretive Matters. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and vice versa. The term “include” or “including” does not denote or imply any limitation. The captions and headings used in this Exercise Agreement are inserted for convenience and shall not be deemed a part of this Exercise Agreement for construction or interpretation.

8. Dispute Resolution. The provisions of Section 15 of the Option Agreement shall be the exclusive means of resolving disputes arising out of or relating to this Exercise Agreement.

9. Entire Agreement; Governing Law. This Exercise Agreement, together with the Option Agreement, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Parties. Nothing in this Exercise Agreement or the Option Agreement (except as expressly provided herein or therein) is intended to confer any rights or remedies on any person other than the Parties. This Exercise Agreement (like the Option Agreement) is to be construed in accordance with and governed by the internal laws of the State of Texas, without giving effect to any choice-of-law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Texas to the rights and duties of the Parties.

10. Severability and Reformation. The Company intends all provisions of this Exercise Agreement to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of this Exercise Agreement is too broad to be enforced as written, the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of this Exercise Agreement is held to be wholly illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable and severed, and this Exercise Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of this Exercise Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

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11. Notice. Any notice or other communication required or permitted hereunder shall be given in writing and shall be deemed given, effective, and received upon prepaid delivery in person or by courier or upon the earlier of delivery or the third business day after deposit in the United States mail if sent by certified mail, with postage and fees prepaid, addressed to the other Party at its address specified in the Option Agreement, or to such other address as such Party may designate in writing from time to time by notice to the other Party in accordance with this Section 11.

12. Further Instruments. Each Party agrees to execute such further instruments and to take such further action as may be necessary or reasonably appropriate to carry out the purposes and intent of this Exercise Agreement.

Submitted by: ________________________________ Kurt N. Keller, individually Dated:__________________________	Accepted by: KOIL ENERGY SOLUTIONS, INC. By: _________________________ Name: _______________________ Title: ________________________ Dated:________________________

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KOIL ENERGY SOLUTIONS, INC.

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (“Agreement”) is made and entered into effective as of April 19, 2025 (“Date of Grant”), by and between Koil Energy Solutions, Inc., a Nevada corporation (the “Company”), and Kurt N. Keller (“Executive”). The defined term “Employer” shall include, where applicable, the Company and affiliates and entities in which the Company has an ownership interest, directly or indirectly.

1. Award. The Company hereby grants restricted stock subject to the terms and conditions contained herein. The shares granted to Executive pursuant to this Agreement are an aggregate of 80,000 shares (the “Restricted Shares”) of common stock of the Company, $0.001 par value per share (the “Stock”).

2. Restricted Shares. Executive hereby accepts the grant of Restricted Shares and agrees to the limitations below:

(a) Transfer Restriction. The Restricted Shares may not be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered by Executive, and no such sale, assignment, transfer, exchange, pledge, hypothecation or encumbrance, whether made or created by voluntary act of Executive or any agent of Executive or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company or any agent or any custodian holding certificates for the Restricted Shares until the Forfeiture Restriction (as defined below) with respect to such Restricted Shares lapse (the “Transfer Restriction”).

(b) Forfeiture Restriction. The Restricted Shares shall be forfeited and revert to the Company upon the termination of Executive’s employment with the Company for any reason (the “Forfeiture Restriction”, and together with the Transfer Restriction, the “Restrictions”) effective upon the last date Executive performs work for the Employer, unless the Forfeiture Restriction lapses before such date as described below.

(c) Lapse of Restrictions. The Restrictions with respect to each tranche of Restricted Shares (as described below) shall lapse upon the first to occur of Executive’s interest in the Restricted Shares vests as of the date set forth below, or a Change in Control (as defined in the Employment Agreement between the Company and Executive dated on or about the Date of Grant).

(i) Vesting. Upon vesting, the Restrictions shall lapse. Executive’s interest in the Restricted Shares shall vest as follows:

Vesting Date	Restricted Shares Released from Restrictions
April 19, 2026	26,667
April 19, 2027	26,666
April 19, 2028	26,666

(ii) Change in Control. Upon the occurrence of a Change in Control, the Restrictions on the Restricted Shares shall be removed provided the Executive remains employed by the Company immediately prior to the Change in Control.

(iii) Removal of Restrictions. Restricted Shares with respect to which the Restrictions have lapsed shall cease to be subject to any Restrictions, and the Company, pending payment of corresponding taxes by Executive, shall provide the Executive a certificate representing the Restricted Shares as to which the Restrictions have lapsed, or shall cause the Company’s transfer agent to eliminate the Restrictions on the book-entry records with respect thereto.

3. Dispute Regarding Restrictions. If the employment of Executive with the Employer terminates prior to the lapse of the Restrictions, and there exists a dispute between Executive and the Employer or the Company as to the satisfaction of the conditions to the lapse of the Restrictions or the terms and conditions of the grant, the Restricted Shares shall remain subject to the Restrictions until the resolution of such dispute, except that any distributions that may be payable to the holders of record of the Stock as of a date during the period from termination of Executive’s employment to the resolution of such dispute shall:

(a) to the extent to which such distributions would have been payable to Executive on the Restricted Shares under the terms hereof, be held by the Company as part of its general funds, and shall be paid to or for the account of Executive only upon, and in the event of, a resolution of such dispute in a manner favorable to Executive, and then only with respect to such of the Restricted Shares as to which such resolution shall be so favorable, and

(b) be retained by the Company in the event of a resolution of such dispute in a manner unfavorable to Executive only with respect to such of the Restricted Shares as to which such resolution shall be so unfavorable.

4. Certificates. Notwithstanding anything herein to the contrary, the Company may, in its discretion, reflect ownership of the Shares through the issuance of stock certificates, or in book-entry form, without stock certificates, on its books and records. If the Company elects to issue certificates, one or more certificates evidencing the Restricted Shares shall be issued by the Company in Executive’s name, or at the Company’s option, in the name of the Company’s nominee, pursuant to which Executive shall have voting rights. The Company may cause the certificate or certificates to, upon issuance, be delivered to an officer of the Company or to such other depository as may be designated by the Company for safekeeping until the forfeiture thereof occurs or the Restrictions applicable thereto lapse pursuant to the terms of this Agreement. Upon request of the Company or its designee, Executive shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Restrictions. Subject to the Company’s rights under this Section 4 and the other provisions of this Agreement, upon the lapse of the Restrictions without forfeiture, the Company shall deliver to Executive a certificate evidencing the vested Restricted Shares with respect to which Restrictions have lapsed, and shall retain a certificate representing unvested Restricted Shares still subject to Restrictions. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements of any law or regulation applicable to the issuance or delivery of such Stock. The Company shall not be obligated to issue or deliver any Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

5. Withholding of Tax. To the extent that the receipt of the Restricted Shares or the lapse of any Restrictions result in income to Executive for federal, state or local income tax purposes, Executive shall pay to the Employer or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such income. The Company may permit payment of such taxes to be made through the tender of cash or shares of Stock, the withholding of shares of Stock out of Stock otherwise distributable or any other arrangement satisfactory to the Company. The Company shall, to the extent permitted by law, have the right to withhold delivery of a stock certificate under Section 4 above or to deduct any such taxes from any payment of any kind otherwise due to the Executive. If Executive does not pay the entire amount of such taxes to the Employer within 30 days after the date on which the income subject to such taxes is recognized, the Company shall withhold from the Shares to which Executive is entitled a number of shares of Stock having an aggregate fair market value equal to the amount of such taxes remaining to be paid by Executive and shall deliver a certificate for the remaining Shares to the Executive in accordance with Section 4. If Executive makes the election authorized by Section 83(b) of the Internal Revenue Code, Executive shall submit to the Company a copy of the statement filed by Executive to make such election.

6. Status of Shares. Executive agrees that, notwithstanding anything to the contrary herein, the Shares may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Executive also agrees (a) that certificates shall bear the legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (b) that the Company may refuse to register the transfer of the Shares on its transfer records if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (c) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares. Executive acknowledges that the issuance of the Restricted Shares was not registered pursuant to a registration statement under the Securities Act of 1933 (the “Securities Act”) or applicable state securities laws and therefor are deemed to be “restricted securities” as contemplated by Rule 144 under the Securities Act. Executive is aware of the restrictions on re-sale applicable to restricted securities under such laws, and agrees not to dispose of such Shares in any manner that would constitute a violation of such laws.

7. Changes in Capital Structure. In the event that the outstanding shares of Stock or other securities of the Company shall be changed in number or class by reason of split-ups, spin-offs, combinations, mergers, consolidations or recapitalizations, or by reason of Stock dividends, reverse stock splits or other event, the number or class of securities comprising the Restricted Shares shall be appropriately and equitably adjusted.

8. Employment Relationship. For purposes of this Agreement, Executive shall be considered to be in the employment of the Employer as long as Executive remains an employee of the Employer, or any successor, whether a corporation or other legal entity. Any question as to whether and when there has been a termination of such employment, and the nature or cause of such termination, shall be determined by the Company in its sole discretion, and its determination shall be final. Nothing contained herein shall be construed as conferring upon Executive the right to continue in the employ of the Employer, nor shall anything contained herein be construed or interpreted to limit or modify the employment relationship between Executive and the Employer.

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9. Company’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering, any of the powers, rights or authority vested in the Company.

10. Resolution of Disputes. As a condition of the granting of the Restricted Shares hereby, Executive, on his own behalf and on behalf of his heirs, personal representatives and successors, agrees that any dispute or disagreement which may arise hereunder shall be determined by the Company in its sole discretion and judgment, and that any such determination and any interpretation by the Company of this Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, Executive, Executive’s heirs, personal representatives and successors or any person or entity claiming through any of them.

11. Binding Effect. The terms and conditions of this Agreement shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of Executive, including, without limitation, Executive’s estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of Executive. This Agreement shall be binding upon and inure to the benefit of any successors to the Company.

12. Notices. Every notice hereunder shall be in writing and shall be given by registered or certified mail or by any other method accepted by the Company or the Company’s designee. All notices to the Company shall be directed to Koil Energy Solutions, Inc., 1310 Rankin Road, Houston, Texas 77073, Attention: CEO. Any notice given by the Company to Executive directed to Executive at the address on file with the Company shall be effective to bind Executive and any other person who shall acquire rights hereunder. The Company shall be under no obligation whatsoever to advise Executive of the existence, maturity or termination of any of Executive’s rights hereunder and Executive shall be deemed to have familiarized himself with all matters contained herein that may affect any of Executive’s rights or privileges hereunder.

13. Modification and Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement, as applicable, and such declaration shall in no way affect the legality, validity and enforceability of the other provisions of this Agreement to which such declaration does not relate. In this event, this Agreement shall be construed as if it did not contain the particular provision held to be illegal, invalid or unenforceable, the rights and obligations of the parties hereto shall be construed and enforced accordingly, and this Agreement otherwise shall remain in full force and effect. If any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other would render the provision valid, then the provision shall have the construction which renders it valid.

14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas and applicable federal law.

[Signature page follows.]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Executive has executed this Agreement, all effective as of the Date of Grant.

KOIL ENERGY SOLUTIONS, INC.

By: /s/ Eric Wiik

       Erik Wiik, CEO

/s/ Kurt N. Keller

Kurt N. Keller

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